UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9,  2015

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 742-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01Completion of Acquisition or Disposition of Assets.

On October 9, 2015, Southwest Bancorp, Inc. (the “Company”), an Oklahoma corporation and financial holding company for the Company’s wholly-owned subsidiary, Bank SNB, a state-chartered member bank (“Bank SNB”), completed its previously announced acquisition of First Commercial Bancshares, Inc. (“Bancshares”), an Oklahoma corporation, and First Commercial Bank (“First Commercial Bank”), an Oklahoma banking corporation and a wholly‑owned subsidiary of Bancshares, through the merger of Bancshares with and into the Company (the “Merger”). The Merger was consummated pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of May 27, 2015.

As a result of the Merger, each outstanding share of Bancshares common stock received 0.91638 shares of the Company’s shares, plus cash in lieu of a fractional shares, and $15.41 in cash. In aggregate, the Company issued 1,213,985 shares of Company common stock, par value of $1.00 per share (“Common Stock”), and paid cash in an aggregate amount equal to $20.4 million to Bancshares. The aggregate Merger consideration was $41.7 million.

In connection with the Merger, the parties have caused First Commercial Bank to merge with and into Bank SNB, with Bank SNB the surviving Bank.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on from 8-K dated May 27, 2015.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 9, 2015, in connection with the Merger and pursuant to a First Supplemental Indenture, dated as of October 9, 2015, (the “Indenture Supplement”) by and among the Company, Bancshares, and Wilmington Trust Company, a Delaware trust company, as Trustee (the “Trustee”), the Company assumed all of FCBI’s obligations with respect to (1) the issuance by FCBI of $5,155,000 of its Floating Rate Junior Subordinated Debt Securities due August 8, 2033, with an interest rate equal to LIBOR plus 3.0% (the “Debt Securities”) to First Commercial Statutory Trust I, a Delaware statutory trust (the “Trust”) and (2) the guarantee by FCBI of $5,000,000 of the Trust’s Floating Rate TruPS, with an interest rate equal to LIBOR plus 3.0% (the “Capital Securities”).  The Indenture Supplement supplements the Indenture dated September 4, 2003 by and between the Trustee and FCBI (the “Indenture”).

Interest on the Debt Securities and Capital Securities is payable quarterly on every February 8, May 8, August 8 and November 8, but such payments may be deferred for up to twenty consecutive quarterly periods.  The Debt Securities are redeemable, in whole or in part, at the Company’s option, and the Capital Securities are redeemable, in whole or in part, upon repayment at maturity or redemption in whole or in part of the Debt Securities, on any February 8, May 8, August 8 and November 8 for a redemption price equal to 100% of the principal amount of the Debt Securities or Capital Securities, as applicable, plus accrued and unpaid interest thereon to the date of such redemption.

The Indenture permits either the Trustee or holders of not less than 25% in aggregate principal amount of the Debt Securities, upon the occurrence and continuation of an event of default, to declare that  all unpaid principal and accrued interest of the Debt Securities to be immediately due and payable (an “Acceleration”).  If the Trustee or holders of not less than 25% in aggregate principal amount of the Debt Securities fail to declare an Acceleration following an event of default, then the holders of not less than a majority in liquidation amount of the Capital Securities can declare an Acceleration.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 9, 2015 Steve Davis, a director of Bancshares prior to the Merger, was appointed to serve as a member of the Board of Directors of both the Company and Bank SNB.   As a shareholder of Bancshares, Mr. Davis will directly or indirectly receive approximately $3,474,328 and 206,638 shares of the Company’s common stock as a result of the Merger.    The aggregate Merger consideration was $41.7 million.

Item 8.01Other Events.

On October 12, 2015, Bank SNB issued a press release announcing the closing of the merger of First Commercial Bank into Bank SNB. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1:Press Release issued by Bank SNB dated October 12, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 13, 2015

/s/ Mark W. Funke Name: Mark W. Funke Title: President & Chief Executive Officer

SOUTHWEST BANCORP, INC. By: /s/ Mark W. Funke Name: Mark W. Funke Title: President & Chief Executive Officer